EXHIBIT 10.16

XILINX, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Xilinx, Inc. 2007 Equity Incentive Plan (the “Plan”) for the purpose of retaining the services of selected Employees, Non-Employee Directors and Consultants.

B. Participant is to render valuable services to the Company (or a Subsidiary), and this Restricted Stock Unit Issuance Agreement (the “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s award of Restricted Stock Units (“RSUs”) to Participant under the Plan.

C. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to Participant, as of the Award Date, up to the Maximum Number of RSUs set forth in the Award Summary below (the “Award”). The Award is granted pursuant to and in all respects subject to the terms and conditions of the Plan, as amended to the Award Date, the provisions of which are incorporated herein by reference. Each Earned RSU represents the right to receive one Share on the specified issuance date provided that such Earned RSU becomes a Vested RSU. The terms and conditions governing the Award are set forth in this Agreement.

Participant is not required to make any monetary payment (other than applicable taxes, if any) as a condition to receiving the Award or Shares issued upon settlement of the Award, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or Subsidiary) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, Participant shall furnish consideration in the form of cash or past services rendered to the Company (or Subsidiary) or for its benefit having a value not less than the par value of the Shares issued upon settlement of the Award.

AWARD SUMMARY

Participant:	______________________________

Award Date:	July 5, 2011

Target Number of RSUs:	______________________

Maximum Number of RSUs:	______________________

Earned RSUs:	The number of Earned RSUs, if any (not to exceed the Maximum Number of RSUs), shall equal the product of (i) the Target Number of RSUs and (ii) the sum of the Share of Revenue Factor, the Technology Leadership Factor and the Quality Leadership Factor, all as determined for the Performance Period and as set forth in Exhibit A (“Performance Metrics”) attached hereto.

Performance Period:	The fiscal year of the Company ending March 31, 2012.

Vested RSUs:	Subject to Participant’s continued Service through the applicable “Vesting Date” (except in the event of Participant’s death as provided below), Earned RSUs shall vest, if at all, and become “Vested RSUs” as follows:

	Vesting Date July 5, 2012 July 5, 2013 July 5, 2014	Vested RSUs 1/3 of Earned RSUs 1/3 of Earned RSUs 1/3 of Earned RSUs

Share Issuance Schedule:	Each Vested RSU shall be settled by issuance to Participant of one (1) Share as soon as practicable following the applicable Vesting Date, but in no event later than the close of the calendar year in which such Vesting Date occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such Vesting Date. The settlement of Vested RSUs by issuance of Shares shall be subject to the Company’s collection of all applicable Withholding Taxes (as defined below). The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Section 6 of this Agreement. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

2. Limited Transferability. No portion of this Award with respect to which Shares have not been issued in settlement thereof shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of Participant or Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during Participant’s lifetime only by Participant or Participant’s guardian or legal representative.

3. Termination of Service. Should Participant’s Service cease or terminate for any reason prior to vesting in one or more RSUs subject to this Award (except in the event of Participant’s death, as set forth below), then the Award will be immediately cancelled with respect to those RSUs which remain unvested as of the date of such termination of Service. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled unvested RSUs and shall not be entitled to any payment therefor.

In the event of the death of Participant, the Award shall immediately vest with respect to a number of RSUs equal to that portion of the Earned RSUs (if determined by the Committee on or before the date of death) or the Target Number of RSUs (if the Earned RSUs have not been so determined by the Committee) that would become Vested RSUs (treating the Target Number of RSUs as Earned RSUs, if applicable) on the next Vesting Date that would otherwise occur following the date of Participant’s death. The date of Participant’s death shall be treated as the final Vesting Date under the Award, and the Vested RSUs shall be settled in accordance with the Share Issuance Schedule set forth in the Award Summary. Except as provided by this paragraph, the Award will be immediately cancelled with respect to those RSUs which remain unvested as of the date Participant’s death. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled unvested RSUs and shall not be entitled to any payment therefor.

4. Stockholder Rights. Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 5.

5. Adjustment in Shares. In the event of any increase or decrease in the number of issued and outstanding Shares resulting from the declaration or payment of a stock dividend, any recapitalization resulting in a stock split-up, or exchange of shares or other increase or decrease in such shares effected without the Company’s receipt of consideration, then equitable adjustments shall be made to the total number of RSUs subject to the Award with respect to which Shares have not been issued and to the Shares issuable pursuant to this Award in such manner as the Committee deems appropriate.

6. Collection of Withholding Taxes.

(a) Until such time as the Company provides Participant with written or electronic notice to the contrary, Participant may pay the Withholding Taxes through one of the following methods:

(i) Participant’s delivery of his or her separate check payable to the Company in the amount of the Withholding Taxes,

(ii) the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (A) such a sale is permissible under the Company’s trading policies governing the sale of Shares, (B) Participant makes an irrevocable commitment, on or before the issuance date for those Shares, to effect such sale of the Shares and (C) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002, or

(iii) an automatic withholding procedure pursuant to which the Company will reduce, on the settlement date, the number of Vested RSUs that would otherwise be settled by the issuance of Shares by a number of Vested RSUs representing rights to receive Shares having a Fair Market Value (measured as of the issuance date) equal to the amount of the Withholding Taxes (the “RSU Withholding Method”); provided, however, that the amount of any Vested RSUs so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income.

(b) In the event the Company has not received from Participant on or before the issuance of Shares in settlement of the Award, (A) payment in accordance with Section 6(a)(i) above or (B) an irrevocable commitment to effect a next-day sale of the Shares in accordance with Section 6(a)(ii) above, then the Company shall automatically collect the Withholding Taxes through the RSU Withholding Method.

(c) For purposes of this Agreement, “Withholding Taxes” shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of RSUs under the Award and (ii) the federal, state and local income taxes required to be withheld by the Company in connection with the issuance of Shares in settlement of Vested RSUs.

7. Compliance with Laws and Regulations. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.

The inability of the Company to obtain from any regulatory body having jurisdiction or authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate.

9. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

10. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

11. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without Cause.

12. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at such address as such party may designate in writing from time to time.

(a) The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the prospectus for the Plan, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Participant acknowledges that Participant has read Section 12 of this Agreement and consents to the electronic delivery of the Plan documents and the delivery of the Exercise Notice, as described in Section 12(a). Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company by telephone or in writing. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents described in Section 12 or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 12.

13. Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14. Integrated Agreement. This Agreement, including Exhibit A attached hereto, and the Plan, together with any employment, service or other agreement between Participant and the Company (or Subsidiary) referring to this Award, shall constitute the entire understanding and agreement with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among Participant and the Company (or Subsidiary) with respect to such subject matter. To the extent contemplated herein, the provisions of this Agreement and the Plan shall survive any settlement of this Award and shall remain in full force and effect.

By electronic acceptance or authentication in a form authorized by the Company, the Company and Participant agree that the Award is governed by this Agreement and by the provisions of the Plan. Further, Participant: (a) acknowledges receipt of and represents that Participant has read and is familiar with this Agreement, the Plan and a prospectus for the Plan, (b) accepts this Award subject to all of the terms and conditions of this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

Attachments:

Exhibit A (Performance Metrics)

2007 Equity Incentive Plan (available online)

Plan Summary and Prospectus (available online)

EXHIBIT A

PERFORMANCE METRICS

A. DEFINITIONS

Unless otherwise defined below, capitalized terms used in this Exhibit A shall have the meanings assigned to such terms by the Agreement to which this Exhibit A is attached or by the Plan.

1. “Share of Revenue Metric” means the percentage determined by dividing (a) the gross revenue of the Company for the Performance Period by (b) the sum of the gross revenues for the Performance Period (or the most recent period of four consecutive fiscal quarters ending within the Performance Period) of (i) the Company, (ii) Altera Corporation, a Delaware corporation and (iii) Lattice Semiconductor Corporation, a Delaware corporation.

2. “Technology Leadership Metric” means the Technology Leadership Score attained by the Company for the Performance Period, as defined by the Compensation Committee in its meeting held on June 7, 2011.

3. “Quality Leadership Metric” means the Quality Leadership Score attained by the Company for the Performance Period, as defined by the Compensation Committee in its meeting held on June 7, 2011.

4. “Applicable Metric Weighting Factor” means (a) with respect to the Share of Revenue Metric, a factor of twenty percent (20%), (b) with respect to the Technology Leadership Metric, a factor of fifty percent (50%), and (c) with respect to the Quality Leadership Metric, a factor of thirty percent (30%).

5. “Share of Revenue Factor” means, except as provided in paragraph B below, a ratio equal to the Applicable Metric Weighing Factor multiplied by the Share of Revenue Multiplier determined as follows:

Share of Revenue Metric	Share of Revenue Multiplier
Less than 48.1%	0.00
At least 48.1% but less than 48.2%	0.50
At least 48.2% but less than 48.3%	1.00
At least 48.3% but less than 48.4%	1.25
Equal to or greater than 48.4%	1.50

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6. “Technology Leadership Factor” means, except as provided in paragraph B below, a ratio equal to the Applicable Metric Weighing Factor multiplied by the Technology Leadership Multiplier determined as follows:

Technology Leadership Metric	Technology Leadership Multiplier
Score less than 0	0.00
Score of at least 0 but less than +1	0.25
Score of at least +1 but less than +2	0.50
Score of at least +2 but less than +3	0.75
Score of at least +3 but less than +4	1.00
Score of at least +4 but less than +5	1.25
Score equal to or greater than +5	1.50

7. “Quality Leadership Factor” means, except as provided in paragraph B below, a ratio equal to the Applicable Metric Weighing Factor multiplied by the Quality Leadership Multiplier determined as follows:

Quality Leadership Metric	Quality Leadership Multiplier
Score less than 3.9	0.00
Score of at least 3.9 but less than 4.0	0.25
Score of at least 4.0 but less than 4.1	0.50
Score of at least 4.1 but less than 4.2	0.75
Score of at least 4.2 but less than 4.3	1.00
Score of at least 4.3 but less than 4.4	1.25
Score equal to or greater than 4.4	1.50

B. DETERMINATION OF MULTIPLIERS

On or before the initial Vesting Date, the Committee shall certify in writing the extent to which each of the Share of Revenue Metric, Technology Leadership Metric and Quality Leadership Metric have been attained for the Performance Period and the resulting Share of Revenue Multiplier, Technology Leadership Multiplier and Quality Leadership Multiplier, respectively. Notwithstanding the foregoing, the Committee shall have the authority to certify multipliers falling between any of the ratios set forth in one or more of the tables above based on such considerations as the Committee determines relevant, in its discretion.

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C. EXAMPLE

Assume a Performance-Based Restricted Stock Unit Award granted on July 5, 2011 with a Target Number of RSUs equal to 1,000 and a Maximum Number of RSUs equal to 1,500. Further, assume that for the Performance Period ending in March 2012, the Committee certifies the achievement of the following performance metrics:

Performance Metric	Score	Multiplier
Share of Revenue	48.2	1.0
Technology Leadership	+2	0.75
Quality Leadership	4.3	1.25

The number of Earned RSUs is determined by multiplying the Target Number of RSUs by the sum of the Share of Revenue Factor, the Technology Leadership Factor and the Qualify Leadership Factor determined as follows:

Performance Metric	Multiplier	Weight	Weighted Factor
Share of Revenue	1.00	20%	0.200
Technology Leadership	0.75	50%	0.375
Quality Leadership	1.25	30%	0.375

		Aggregate Weighted Factor	0.950

Therefore, the number of Earned RSUs is 1,000 x 0.95 = 950 RSUs.

Subject to the Participant’s continued Service on each Vesting Date, the Earned RSUs would vest as follows:

Vesting Date	Vested RSUs
July 5, 2012	316
July 5, 2013	317
July 5, 2014	317

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